UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):   June 7, 2010

MFA FINANCIAL, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	1-13991	13-3974868
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

350 Park Avenue, 21st Floor, New York, New York 10022
(Address of Principal Executive Office) (Zip Code)

Registrant's Telephone Number, Including Area Code:  (212) 207-6400

                                Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 7, 2010, MFA Financial, Inc. (the "Company") entered into a Second Amended and Restated Employment Agreement (the "Agreement") with Stewart Zimmerman, the Company’s Chief Executive Officer and Chairman of the Board of Directors.  Mr. Zimmerman's employment agreement was amended (i) to extend his term of employment from December 31, 2010 to December 31, 2012 and, in connection therewith, to remove certain provisions relating to (a) the automatic renewal of the term of his employment for successive one-year periods (in the absence of advance notice of non-renewal by either party) and (b) the required termination payment upon non-renewal of the term of his employment, (ii) to provide that all of his unvested shares of restricted common stock will become fully vested on December 31, 2012, provided that he remains in continuous employment with the Company through December 31, 2012 or, if prior to that date, his employment with the Company is terminated (a) "without cause", (b) for "good reason", (c) in connection with a "change in control" or (d) due to his death or disability, (iii) to provide that he will be permitted to sell his vested shares of restricted common stock, notwithstanding the applicable ownership guidelines stated in the Agreement, to satisfy any income and employment tax obligations related to the vesting of such shares and (iv) to make certain amendments that provide for more expanded restrictive covenant provisions as set forth in Paragraph 7 therein.  Except as provided above, all other material terms and provisions of the Amended and Restated Employment Agreement, entered into by Mr. Zimmerman and the Company as of December 10, 2008, will remain the same.  The foregoing summary of the Agreement is qualified by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01   Financial Statements and Exhibits.

Exhibit No.	Description of Exhibits

10.1	Second Amended and Restated Employment Agreement, dated June 7, 2010, by and between MFA Financial, Inc. and Stewart Zimmerman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MFA FINANCIAL, INC.

By:	/s/ Timothy W. Korth
Timothy W. Korth
General Counsel, Senior Vice President and Secretary

Date: June 8, 2010